Illini Corporation 3200 West Iles Avenue Springfield, Illinois 62704 Tel (217) 787-5111 Fax (217) 547-9659	EXHIBIT 99

NEWS RELEASE
For Immediate Release

Media Contact:
Dennis Guthrie
217/787-5111, Extension 214

ILLINI CORPORATION
ADOPTS NEW SHAREHOLDER RIGHTS PLAN

SPRINGFIELD, IL. November 1, 2004. Illini Corporation (Nasdaq: ILIN) today announced that on October 29, 2004, its board of directors adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by shareholders of record as of the close of business on November 9, 2004. The Shareholder Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company’s shareholders. The Rights will expire on October 29, 2014 or earlier if redeemed by the Company.

     Illini also announced that effective at the close of business on November 9, 2004, it has ordered the redemption of all rights granted pursuant to the Rights Agreement dated June 20, 1997, as amended, for a redemption price of $0.01 per right.

     Each Right under the new plan will entitle shareholders to buy one one-hundredth of a share of preferred stock for $130.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock. Ernest H. Huls (deceased), together with all of his Family Members and Family Entities and related Charitable Organizations (as such terms are defined in the Rights Agreement) will not be deemed to be Acquiring Persons as long as all such persons beneficially own in the aggregate no more than 30% of the Voting Stock of the Company.

     If any person becomes the beneficial owner of 15% or more of the Company’s common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company’s board of directors, then each Right not owned by a 15%-or-more shareholder or related parties will entitle its holder to purchase, at the Right’s then current exercise price, shares of the Company’s common stock (or, in certain circumstances, one one-hundredth of a preferred share) having a value of twice the Right’s then current exercise price. In addition, after any person has become a 15%-or-more shareholder, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company’s board of directors, if the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than any person who has become a 15%-or-more shareholder, to purchase, at the Right’s then current exercise price, shares of common stock of such other person having a value of twice the Right’s then current exercise price.

     The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 20 days after a public announcement that a 15% position in the Company’s common stock has been acquired.

     The Rights are intended to enable all shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the board prior to attempting to takeover.

     Details of the Shareholder Rights Plan are outlined in a letter that will be mailed to all shareholders, and a copy of the Shareholder Rights Plan will be filed with the Securities and Exchange Commission (www.sec.gov) as an exhibit to a Current Report on Form 8-K. A copy of the Shareholder Rights Plan also is available upon written request to the Company: Illini Corporation, 3200 West Iles Avenue, Springfield, Illinois 62707, Attention: Lori Farris.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as (1) believes, (2) anticipates, (3) estimates, (4) expects, (5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.